Exhibit 4(hh)

                   Lease Agreement for Public Land Managed by
                    Export Processing Zone Administration,
                          Ministry of Economic Affairs

     Ref. No. (89) Nan-She-Tzu #002

     This lease agreement (hereinafter referred to as the "Agreement") made and entered into by and between Advanced Semiconductor Engineering Inc., Ase Test Inc. (hereinafter collectively referred to as the "Lessee") and the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as the "Lessor") for the lease of four plots of public land within the Nantze Export Processing Zone.

     1.   Leased Land Designation, Area and Rental Charge:

------------------------------------------------------------------------------------------------------------------
                                                                    Rental
                    Land Designation                      Rental    Charge
         -------------------------------------   Area     Charge      per         Rental
 Asset                                   Lot    Rented    per m2     Month       Approval
 Number  District  Section  Subsection  Number   (m2)      (NT$)     (NT$)     Document No.        Notes
------------------------------------------------------------------------------------------------------------------
          Nantze   Hoping        2nd       442   1,339      33.3    44,588
         District  Section   Subsection    443     176      33.3     5,860
                                           444   1,976      34.8    68,764
                                         557-1       1      48.7        48
------------------------------------------------------------------------------------------------------------------
Total                                            3,492             119,260
------------------------------------------------------------------------------------------------------------------

     2.   Rental Period:

          The rental period shall be from October 1, 2000 to September 30, 2010 for a total of ten years.

     3. The land covered by this Agreement is available only for rental and not for sale. The Lessee may not claim any right to establish superficies on the land, and the use of the land is limited to the construction of an office building for it own use in accordance with the plan.

     4.   The Lessee shall, prior to the 5th day of each month, pay
          NT$119,260 for rental charge as specified in Article 1 of the Agreement at the appointed agency of national treasury. A penalty of fines shall be levied for arrears in payment as follows:

          (1) An additional 5% of the rental is added for arrears in payment for over one month and less than two months;

          (2) An additional 10% of the rental is added for arrears in payment for over two months and less than three months;

          (3) An additional 15% of the rental is added for arrears in payment for over three months and less than four months; and

          (4) For every additional month in excess of four months, an additional charge equivalent to 5% of the rental charge shall be made.

          In the event that the government resets the land value in accordance with law, the rental referred to in the preceding paragraph (that the annual rental is equivalent to the rental land area multiplied by the current reported land value multiplied by the rental rate, with annual interest on the reported land value calculated at 5% in accordance with the Land Law) shall be adjusted as of the 1st day of the following month after the new land price is published to which the Lessee shall have no objections.

     5. The land value tax payable on the leased land shall be paid by the Lessor. All other taxes, cost of construction of public facilities and construction benefit fees shall be borne by the Lessee.

     6. If the Lessee terminates the Agreement or if the Agreement is terminated by the Lessor pursuant to Article 11 of this Agreement, the Lessee shall not claim any compensation from the Lessor.

     7. If the Lessee wishes to sell the building, the Lessor may purchase the building, either by price negotiation or by compulsory purchase at the market value.

     8. In the event that the Lessee plans to build plant facilities on the leased land, construction shall commence within three months as of the date this Agreement is executed and the construction shall be completed in accordance with planned schedule. The Lessor may terminate this Agreement and recall the leased land should the Lessee fail to commence the construction as planned or, after extension is applied and approved, fail to commence by the deadline or complete the construction as scheduled. In which case, rental and fees for public facilities already paid shall not be refunded. With regard to the uncompleted structure on the leased land, the Lessor may dispose in accordance with relevant laws or require the Lessee to dismantle the structure to which the Lessee shall raise no objections.

     9. If the Lessee is not using any part or the whole of the leased land, it shall apply to the Lessor to terminate the Agreement and shall not transfer or sublet the land, or transfer the rental right to a substitute. If this provision is violated, not only shall the Agreement be terminated, but the Lessee shall be required to pay a breach of contract penalty equivalent to four times of the monthly rental charge. However, if the party to whom the land is transferred is another company located in the Export Processing Zone and willing to pay the outstanding rental charge and breach of contract penalty for the Lessee, and is willing to continue to perform the Agreement, the rental may be transferred and a new lease agreement shall be executed.

     10. If the Lessee wishes to sell the buildings on the leased land pursuant to relevant law, or if the buildings are auctioned off by court order, the Lessor shall be notified in advance and shall have the priority right to purchase the buildings. Only if the Lessor waives its right to purchase may the buildings be sold to another party. Within 30 days of the date on which the buildings on the land were sold or auctioned off by court order, an application must be submitted to the Lessor for transfer of rental and the signing of a new lease agreement. If this provision is violated, not only shall the Agreement be terminated, but the Lessee shall be required to pay a breach of contract penalty equivalent to four times of the monthly rental charge. However, if the party to whom the land is transferred is another company located in the Export Processing Zone and is willing to pay the outstanding rental charge and breach of contract penalty on behalf of the Lessee, and is willing to continue to perform the Agreement, the rental may be transferred and a new lease agreement shall be executed.

     11. The Lessor may terminate the Agreement and the Lessee shall raise no objection thereto in the event that any of the following occurs:

          (1) If the Lessor needs to change the use of the land in accordance with law for the undertaking of a public construction project; in this case the Lessor shall notify the Lessee at least two months in advance, and shall purchase the buildings on the land, either by price negotiation or by compulsory purchase at the market price;

          (2) If the Lessee is in arrears in the payment of the rental charge for over two years;

          (3) If the Lessee uses the land in a manner which violates the law or is not in conformity with the construction plan;

          (4) If the requirements of Article 104 of the Land Law are not followed prior to the sale of the buildings constructed on the leased land by the Lessee;

          (5)  If the Lessee violates any of the provisions of this Agreement;

          (6) If the enterprise to which the Lessee belongs is dissolved, merged or goes out of business; or

          (7) If any other circumstances arise which permit the termination of the Agreement in accordance with the Civil Code, the Land Law or other relevant laws.

     12. During the rental period, the Lessee shall pay due attention to public safety and the maintenance of environmental hygiene, and shall carry out the custodial obligations of a bona fide administrator and the responsibilities of a good neighbor. In the event of a dispute arising with a neighboring community, the Lessee shall be responsible for settling the dispute between themselves, and shall bear full legal responsibility.

     13. If, on the expiry of this Agreement, the Lessee wishes to renew the Agreement, it shall submit a written application for renewal of the Agreement to the Lessor at least three months prior to the expiration of the Agreement, otherwise it shall be deemed to have no desire to renew the Agreement. On the expiry of the Agreement, the land shall be returned. All buildings on the land belonging to the Lessee shall be sold within six months to another company located within the Export Processing Zone approved by the Lessor, and compensation for land use during this period shall be paid in accordance with Article 4 of this Agreement. If the Lessee fails to deal with the matter in accordance with this Article or fails to complete the necessary procedures within six months, it shall be deemed to breach the Agreement.

     14. If the Lessee breaches the Agreement or the Agreement is terminated in accordance with Article 11 of the Agreement, Lessee shall restore the land to its original condition and return it to the Lessor, otherwise the Lessor shall have the right to dispose of all buildings on the land belonging to the Lessee and all facilities within the buildings as they deem fit, with the costs to be borne by the Lessee; the Lessee may raise no objection thereto.

     15. On the expiry of the rental period, if the Lessee continues to use the land without having arranged the renewal of the Agreement, it may not claim the application of Article 451 of the Civil Code, or raise any other objection.

     16. The Lessee shall find two suitable guarantors. The guarantors shall bear joint liability with the Lessee.

     17. Any matters not provided for in this Agreement shall be handled in accordance with the Regulations Governing the Lease of Public Land Within the Nantze Export Processing Zone and other relevant regulations.

     18. If the revision of any relevant laws or regulations during the period of validity of this Agreement causes there to be any inconsistency with respect to the Agreement, the revised regulations shall govern.

     19. This Agreement has been executed in three originals, with five additional copies. The Agreement shall take effect upon execution. The parties shall each retain one original and one copy of the Agreement.

     Parties to the Agreement:

     Lessee:   Advanced Semiconductor Engineering Inc.
               Ase Test Inc.
               Authorized or legal representative: Jason Chang
                              Tel. 07-3617131, 07-3636641
               Address: 26 Ching San Road, Nantze Export Processing Zone 10 Hsi Wu Street, Nantze Export Processing Zone

               Guarantor:     Ase Material Inc.
               Date of Birth: -
               ID Card No.:   22101468
               Tel. No.:      07-3658500
               Address:       73 Kai Fa Road, Nantze Export Processing Zone


               Guarantor:     Hung Chin Construction Ltd.
               Date of Birth: -
               ID Card No.:   22344508
               Tel. No.:      02-226915866
               Address:       10F, 420 Keelung Road Section One, Taipei City

     Lessor:   Export Processing Zone Administration, Ministry of
                 Economic Affairs

                    Legal representative: Pan Tin-bai
                    Address: 600 Chiachang Road, Nantze District, Kaohsiung City

Date: September 30, 2000